Exhibit 99


Cascade Financial Corporation                   The Cereghino Group
Contacts: Carol K. Nelson, CEO                  Corporate Investor Relations
          Lars Johnson, CFO                     www.stockvalues.com
          425.339.5500                          206.762.0993
          www.cascadebank.com
                                                 NEWS RELEASE
===============================================================================
      CASCADE FINANCIAL'S NET INCOME INCREASES 28% IN THIRD QUARTER;
      POSTS STRONG LOAN GROWTH WHILE MAINTAINING SOLID CREDIT QUALITY

Everett, WA - October 19, 2004 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported a 28% increase in quarterly profits primarily due to 37% loan growth, funded largely by a growing core deposit base. Net income was $3.1 million for the quarter ended September 30, 2004, compared to $2.4 million a year ago. Earnings per diluted share rose 10% to $0.32, from $0.29 in the third quarter last year, adjusted to reflect the June issuance of 1.2 million shares as part of the consideration for acquiring Issaquah Bancshares.

For the nine-month period, net income grew 12% to $8.0 million, representing $0.87 per diluted share, compared to $7.1 million, or $0.84 per share in the same period last year. The YTD 2004 EPS number includes $0.04 per share of merger related expenses, and four months of Issaquah Bank's operations.

Third Quarter 2004 Highlights
-----------------------------

* Net income increased 28% over the third quarter of 2003.

* Announced a 14% increase in the quarterly cash dividend to $0.08 per share.

* Return on tangible equity improved to 18.9%.

* Total loans grew 37% from a year ago, with emphasis on higher-yielding commercial credits.

* Asset quality remained strong, with nonperforming loans at 0.15% of total loans.

* Checking and other service fees grew dramatically, gain on sale of loans and securities dropped substantially.

* CEO Carol K. Nelson was named one of the 25 Most Powerful Women in Banking by US Banker magazine.

"The integration of Issaquah Bank has gone well, marked by exceptionally high customer and employee retention," stated Carol K. Nelson, President and CEO. "Our profitability has improved dramatically with net income up 28% over a year ago, and earlier this month we announced an increase in our cash dividend to share that success with our shareholders."

Balance Sheet Management
------------------------

Total loans increased 37% to $785 million at the end of the third quarter, compared to $574 million a year ago. More than half of Cascade's $211 million loan growth was internally generated at Cascade, while the remainder resulted from the Issaquah transaction. Total assets increased 24% to $1.1 billion at September 30, 2004, compared to $870 million a year ago, partially due to the additional assets from Issaquah Bank.

"The acquisition helped to ramp up our commercial lending business and added to our core deposit base," Nelson said. "We have carried that momentum forward and continued to shift our balance sheet organically as well. Loan production was outstanding in the third quarter, particularly in commercial lending, and the pipeline remains strong. Our focus on growing these higher-yielding assets and lowering our cost of funds has helped us to expand our net interest margin slightly."

Commercial loans, including commercial real estate, business, and real estate construction loans, grew 59% to $552 million, compared to $348 million a year ago. Each category showed meaningful growth, with commercial real estate growing by 117%, construction loans growing 55%, and business loans growing by 37%. Commercial loans now account for 70% of total loans, up from 61% of the portfolio a year ago. Multifamily loans grew by 9%, but have decreased to 12% of total loans, from 15% at the end of September last year. Residential and other consumer loans showed a minimal decline, but dropped to 18% of total loans, from 25% a year ago.

Deposits have grown by 28% over the last year to $710 million, compared to $555 million at the end of the third quarter last year. Checking balances have grown by 85% and savings and money market accounts have grown by 27%, reflecting a 45% increase in core deposits. Time deposits have grown by 19%, but now represent 60% of total deposits, down from 64% a year ago.

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Cascade Financial - 3Q04 Profits
October 19, 2004
Page Two

"In addition to utilizing new customer deposits, we have continued to reduce our securities portfolio to fund our loan growth," said Lars Johnson, EVP and CFO. "This strategy allows us to capitalize on high loan demand while reducing our exposure to rising interest rates." Securities available for sale have declined by 24% from a year ago to $130 million, and total securities have decreased by 13% to $225 million.

Net interest margin was 3.48% in the third quarter of 2004, compared to 3.25% a year ago. Year-to-date, the net interest margin improved to 3.45%, from 3.32%
in the first nine months of 2003.   "We entered into two interest rate swaps in
the third quarter, which reduce our exposure to a rise in short-term interest rates as the Federal Reserve continues on its tightening path," Nelson said. "At the same time, the swaps had a modest negative impact on net income and our net interest margin. We remain flexible and will continue to evaluate our hedging strategy to maximize profitability in the near-term, without sacrificing long-term success."

Largely due to the issuance of stock associated with the Issaquah Bank acquisition, stockholders' equity grew 52% to $95.0 million, from $62.5 million at the end of the third quarter last year. Book value per share was $9.94 at September 30, 2004, compared to $7.59 a year earlier. Tangible book value was $7.23, compared to $7.59 at the end of the third quarter of 2003, due primarily to the creation of intangible assets in connection with the acquisition of Issaquah Bank.

Credit Quality
--------------

"Credit quality remained strong, even as we replaced lower-yielding single family mortgages with higher-yielding loans," Nelson said. "We maintain strict underwriting standards and constantly monitor our portfolio to tackle potential issues before they become problematic." At September 30, 2004, nonperforming loans (NPLs) were $1.2 million, flat from a year ago despite the increased loan base. NPLs were 0.15% of total loans at September 30, 2004, compared to 0.21% of loans a year ago. Based on management's evaluation of credit quality, the provision for loan losses decreased to $525,000 in the first nine months of the year, including $150,000 in the third quarter, compared to $975,000 and $300,000, respectively, in 2003. Cascade's allowance for loan losses was $9.4 million at quarter-end, or 1.20% of total loans and 820% of nonperforming loans.

Operating Results
-----------------

Net interest income grew 25% to $8.6 million in the third quarter of 2004, compared to $6.9 million a year ago, reflecting a higher asset base and a shift in the asset mix. A 58% increase in checking and service fees was offset by a 73% decline in gain on sale of loans and securities. As a result, other income was $1.2 million in the quarter, compared to $1.4 million last year. Other expense grew 16% to $5.0 million, from $4.3 million in the third quarter of 2003, primarily due to the addition of the Issaquah Bank employees.

Revenues grew 19% to $9.8 million in the third quarter, from $8.2 million a year ago. Year-to-date, revenues are up 10% to $27.3 million, compared to $24.7 million in the first nine months of 2003.

For the nine-month period, net interest income was up 17% to $23.7 million, from $20.3 million in the first three quarters of 2003, reflecting an increase in interest income and a decline in interest expense. As in the quarter-to-quarter comparison, checking account and service fees were up dramatically in the nine-month period, but offset by sizable decreases in gains on sale of loans and securities. As a result, other income decreased by 19% to $3.6 million for the first nine months of 2004, compared to $4.4 million a year ago. Other expenses were up 11% to $14.8 million year-to-date, compared to $13.3 million in the nine-month period last year.

Performance Measures
--------------------

Cascade's return on tangible equity (ROTE) improved significantly to 18.9% in the quarter ended September 30, 2004, compared to 15.5% a year ago. ROTE grew to 16.2% for the nine-month period, compared to 15.9% a year ago. Return on assets (ROA) improved to 1.19%, from 1.11% in the third quarter a year ago.
For the nine-month period, ROA was 1.11%, compared to 1.13% last year. On a quarter-to-quarter basis, the efficiency ratio improved to 51.1% from 52.9% a year ago. For the nine-month period, the efficiency ratio was 54.2%, versus to 53.9% a year ago.

"We have kept operating expenses in line as we have integrated Issaquah," Nelson said. "As a result, our third quarter performance ratios all showed improvement, excluding ROE, which was impacted by the increased capital base associated with the transaction." Return on GAAP equity (ROE) was 13.5% in the quarter and 13.8% for the first nine months of 2004, compared to 15.5% and 15.9%, respectively, a year ago.

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Cascade Financial - 3Q04 Profits
October 19, 2004
Page Three

Conference Call
---------------

Carol Nelson and Lars Johnson will host a conference call on October 20, 2004, at 10:00 am PDT (1:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11010038#.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 16 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue and Snohomish. Issaquah Bank, a division of Cascade Bank, operates offices in Issaquah and North Bend.

In 2003, Washington CEO magazine ranked Cascade Bank the #1 medium sized "Best Company to Work For" in Washington State. In July 2004, US Banker magazine ranked Cascade #39 out of the Top 200 Publicly Traded Community Banks with less than $1 billion in assets, based on three-year average return on equity. In October, the same publication named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.




This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade's management uses these non-GAAP measures in its analysis of the company's performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of Cascade Financial Corporation as it provides a method to assess management's success in utilizing the company's tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.


Safe Harbor Statement
---------------------

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, continued strong loan demand in Cascade's operating market, the continued successful integration of Issaquah Bank, management's ability to minimize interest rate exposure, loan delinquency rates, the ability to continue to attract quality commercial business, interest rate movements, fluctuation in demand for the company's products and services, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

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Cascade Financial - 3Q04 Profits
October 19, 2004
Page Four



CONSOLIDATED FINANCIAL HIGHLIGHTS
---------------------------------
                                          Three Months Ended                 Nine Months Ended
INCOME STATEMENT                            September 30,                       September 30,
(Dollars in thousands,                   2004           2003                2004           2003
except per share numbers)             ------------------------            -----------------------
                                             (Unaudited)                         (Unaudited)
Interest income                       $   14,518    $   12,506    16.1%   $   40,223    $   37,786     6.4%
Interest expense                           5,967         5,660     5.4%       16,525        17,499    -5.6%
                                       ---------     ---------             ---------     ---------
Net interest income                        8,551         6,846    24.9%       23,698        20,287    16.8%
Provision for loan losses                    150           300   -50.0%          525           975   -46.2%
                                       ---------     ---------             ---------     ---------
Net interest income
      after provision for loan losses      8,401         6,546    28.3%       23,173        19,312    20.0%
Other income
   Gain on sale of loans                      55           275   -80.0%          199           748   -73.4%
   Gain on sale of securities                129           405   -68.1%          510         1,745   -70.8%
   Checking fees                             569           374    52.1%        1,513           975    55.2%
   Service fees                              201           114    76.3%          508           363    39.9%
   Gain/(loss) on sale of real estate          -             -      NA            99            48   106.3%
   Bank owned life insurance                 134           155   -13.5%          401           450   -10.9%
   Rent & other income                       150            30   400.0%          349            90   287.8%
                                       ---------     ---------             ---------     ---------
Total other income                         1,238         1,353    -8.5%        3,579         4,419   -19.0%
                                       ---------     ---------             ---------     ---------
Total income                               9,639         7,899    22.0%       26,752        23,731    12.7%

Compensation expense                       3,083         2,341    31.7%        8,390         7,147    17.4%
Other operating expenses                   1,922         1,846     4.1%        6,355         5,315    19.6%
FHLB prepayment fees                           -           146  -100.0%           26           863   -97.0%
                                       ---------     ---------             ---------     ---------
Total other expense                        5,005         4,333    15.5%       14,771        13,325    10.9%

Net income before tax                      4,634         3,566    29.9%       11,981        10,406    15.1%
Income tax expense                         1,531         1,133    35.1%        4,020         3,310    21.5%
                                       ---------     ---------             ---------     ---------
Net income                            $    3,103    $    2,433    27.5%   $    7,961    $    7,096    12.2%
                                       =========    ==========             =========     =========

EARNINGS PER SHARE INFORMATION
------------------------------

Earnings per share, basic             $     0.33    $     0.30     9.8%   $     0.91    $     0.87     4.5%
Earnings per share, diluted           $     0.32    $     0.29    10.4%   $     0.87    $     0.84     4.2%

Weighted average number of
 shares outstanding:

Basic                                  9,540,663     8,213,898    16.2%    8,770,054      8,168,245    7.4%
Diluted                                9,835,923     8,512,400    15.5%    9,098,496      8,447,661    7.7%

PERFORMANCE MEASURES
--------------------

Return on equity                          13.54%        15.54%   -12.9%       13.76%         15.87%  -13.3%
Return on tangible equity                 18.94%        15.54%    21.9%       16.18%         15.87%    1.9%
Return on assets                           1.19%         1.11%     7.2%        1.11%          1.13%   -1.8%
Efficiency ratio                          51.13%        52.85%    -3.3%       54.15%         53.93%    0.4%
Net interest margin                        3.48%         3.25%     7.1%        3.45%          3.32%    4.1%


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Cascade Financial - 3Q04 Profits
October 19, 2004
Page Five



BALANCE SHEET                                    September 30, 2004     December 31, 2003     September 30, 2003     Year-Over-Year
(Dollars in thousands)                           ------------------     -----------------     ------------------         Change
                                                     (Unaudited)            (Unaudited)           (Unaudited)        --------------
Cash and due from banks                              $   15,537             $   13,011            $    9,880              57.3%
Interest bearing deposits                                 1,663                  1,060                 9,795             -83.0%
   Securities held to maturity                           95,340                 86,719                88,671               7.5%
   Securities available for sale                        129,996                189,747               171,123             -24.0%
                                                      ---------              ---------             ---------
Total Securities                                        225,336                276,466               259,794             -13.3%

Loans
  Business                                              271,988                204,446               198,003              37.4%
  R/E construction                                      109,901                 62,742                71,145              54.5%
  Commercial real estate                                170,450                 83,856                78,733             116.5%
  Multifamily                                            92,387                 87,212                84,873               8.9%
  Home equity/consumer                                   32,239                 33,163                34,168              -5.6%
  Residential                                           107,769                105,565               106,580               1.1%
                                                      ---------              ---------             ---------
Total loans                                             784,734                576,984               573,502              36.8%
  Deferred loan fees                                     (2,870)                (2,179)               (2,210)             29.9%
  Allowance for loan losses                              (9,435)                (7,711)               (7,642)             23.5%
                                                      ---------              ---------             ---------
Loans, net                                              772,429                567,094               563,650              37.0%
Premises and equipment                                   12,923                  8,587                 8,543              51.3%
Real Estate Owned                                           891                    474                   356             150.3%
Bank owned life insurance                                11,506                 11,162                11,029               4.3%
Other assets                                              8,439                  7,366                 6,797              24.2%
Goodwill and intangibles                                 25,892                      -                     -               n/a
                                                      ---------              ---------             ---------
Total assets                                         $1,074,616             $  885,220            $  869,844              23.5%
                                                      =========              =========             =========
Deposits
  Checking accounts                                     113,173                 62,927                61,163              85.0%
  Savings and money market accounts                     173,963                132,986               137,355              26.7%
  Certificates of deposit                               423,277                368,401               356,135              18.9%
                                                      ---------              ---------             ---------
Total deposits                                          710,413                564,314               554,653              28.1%
FHLB advances                                           230,000                200,000               192,000              19.8%
Securities sold under agreement to repurchase            20,886                 39,911                40,588             -48.5%
Junior Subordinated Debt (TPS)                           10,341                 10,212                10,310               0.3%
Other liabilities                                         7,951                  6,826                 9,840             -19.2%
                                                      ---------              ---------             ---------
Total liabilities                                       979,591                821,263               807,391              21.3%

Stockholders' equity
   Common stock and paid in capital                      37,136                 12,003                11,840             213.6%
   Retained earnings                                     58,817                 52,109                50,189              17.2%
   Accumulated comprehensive gain/(loss)                   (928)                  (155)                  424            -318.9%
                                                      ---------              ---------             ---------
Total stockholders' equity                               95,025                 63,957                62,453              52.2%
                                                      ---------              ---------             ---------
Total liabilities and equity                         $1,074,616             $  885,220            $  869,844              23.5%
                                                      =========              =========             =========

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Cascade Financial - 3Q04 Profits
October 19, 2004
Page Six


ADDITIONAL INFORMATION
----------------------
(Dollars in thousands,                             September 30, 2004     December 31, 2003     September 30, 2003
 except per share numbers)                         ------------------     -----------------     ------------------
                                                       (Unaudited)            (Unaudited)           (Unaudited)
Book value per common share                            $     9.94             $     7.76            $     7.59
Common stock outstanding                                9,560,502              8,241,288             8,231,143
Capital/asset ratio (including Sub. Deb.)                    9.80%                  8.38%                 8.33%
Average assets                                         $1,044,062             $  876,262            $  839,846
Average earning assets                                 $  983,528             $  850,520            $  865,399
Average equity                                         $   91,668             $   63,627            $   62,058
Average tangible equity                                $   65,550             $   63,627            $   62,058
Cash dividend per share                                $     0.07             $     0.07            $     0.06

Total equity                                           $   95,025             $   63,957            $   62,453
Less goodwill and intangibles                          $   25,892                      -                     -
                                                        ---------              ---------             ---------
Tangible equity                                        $   69,133             $   63,957            $   62,453
                                                        =========              =========             =========
Tangible book value per share                          $     7.23             $     7.76            $     7.59
Tangible cap/asset ratio (excluding Sub. Deb.)               6.59%                  7.22%                 7.18%

ASSET QUALITY
-------------

Nonperforming loans (NPLs)                             $    1,151             $    1,921            $    1,209
Nonperforming loans/total loans                              0.15%                  0.33%                 0.21%
Nonperforming assets/total assets                            0.19%                  0.27%                 0.18%
Net loan charge-offs (recoveries) in the quarter       $      186             $      231            $      234
Net charge-offs/total loans (%)                              0.02%                  0.04%                 0.04%
Allowance for loan losses/nonperforming loans                 820%                   401%                  632%
Allowance for loan losses/total loans                        1.20%                  1.34%                 1.33%





                                  -0-




Note:  Transmitted on Business Wire on October 19, 2004 at 1:00 p.m. PDT.